EXHIBIT 11

                            AMERICAN CONSUMERS, INC.
                            NET LOSS PER COMMON SHARE
                                   EXHIBIT 11


                                               THIRTEEN WEEKS ENDED
                                           ---------------------------
                                            August 30,     August 31,
                                               2003           2002
                                           -------------  ------------
Net (loss) for computing (loss)
  per common share                         $    (14,285)  $   (29,831)
                                           =============  ============

Weighted average number of common shares
  outstanding during each period                815,830       822,837
                                           =============  ============

Net (loss) per common share                $     (0.018)  $    (0.036)
                                           =============  ============


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